                                                                    EXHIBIT 99.2


[WEATHERFORD LOGO]                                                 NEWS RELEASE


                 WEATHERFORD REPORTS FIRST QUARTER 2000 RESULTS

HOUSTON, April 26, 2000 - - Weatherford International, Inc. (NYSE: WFT) today reported first quarter income from continuing operations of $10.0 million ($0.09 per diluted share), an improvement of 166 percent over the prior year result of $3.8 million ($0.04 per diluted share). Revenues for the first quarter were $395.4 million or 49 percent higher than the prior year. First quarter cash earnings from continuing operations (after-tax earnings, excluding goodwill amortization) were $18.0 million ($0.16 per diluted share) or, 124 percent higher than the prior year's cash earnings of $8.0 million ($0.08 per diluted share).

     The significant improvements in the first quarter reflected higher activity levels in North America, where the average rig count rose 48 percent year to year, the contribution of acquired businesses during the last down cycle and the ongoing geographical leveraging of the Company's products and services. International markets outside North America were soft through much of the first quarter; however, international conditions began to improve late in the quarter with gradually increasing drilling activity.

     Results for the quarter continued the sequential improvement in revenues, operating income and EBITDA that began in the second half of 1999. Consolidated revenues for the quarter showed a 6% increase over the fourth quarter of 1999, while operating income increased 18% from the prior quarter. Revenues improved steadily through the quarter with March revenues at approximately $145 million.

     The improved first quarter results were primarily driven by strong performances in the Company's Drilling & Intervention Services division and Artificial Lift Systems division. The results in these divisions were partially offset by lower operating income in Weatherford's contract compression services joint venture. This division was in the process of reorganizing its operations in the quarter to reduce costs and improve its efficiencies.

WEATHERFORD DRILLING & INTERVENTION SERVICES
--------------------------------------------
Revenues in the Drilling & Intervention Services division were $187.5 million, 31 percent higher than the prior year. Better results in North America, where revenues increased 90 percent, led


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First Quarter 2000 Earnings
Page 2


the improvement. Fishing and Rental services and Cementation products produced the greatest gains. The division also benefited from acquisitions made last year that added new capabilities in underbalanced drilling and downhole services. Overall revenue growth, while significant, was tempered by weak activity levels in international markets, where the average rig count declined 8 percent versus last year. First quarter EBITDA for the division increased 24 percent to $56.9 million.

WEATHERFORD COMPLETION SYSTEMS
------------------------------
The Weatherford Completion Systems division was formed late last year as the result of several strategic acquisitions that allowed the division to evolve from a manufacturer of niche products to an integrated systems provider. The new division showed steady improvement in the first quarter. Revenues of $47.6 million more than doubled the level of last year and EBITDA margins improved to a positive $1.3 million for the quarter from a negative $2.7 million for the first quarter of 1999. First quarter revenues and EBITDA also improved sequentially from the fourth quarter of 1999. Since its formation, the division has developed the operating base it needs to operate on a global scale and it has also established the engineering capability necessary to complete and enhance its product offering. The consolidation of the division's manufacturing operations, as well as the capacity expansion of its expandable sand screen product line, are expected to be substantially complete by the end of the second quarter.

WEATHERFORD ARTIFICIAL LIFT SYSTEMS
-----------------------------------
Weatherford Artificial Lift Systems revenues increased 74 percent in the first quarter to $100.2 million led by North America, up 85 percent, and Latin America, up 38 percent. Throughout North America the improvements were due primarily to well maintenance activity and in Canada to heavy oil completions. Progressing cavity pumps (PCP) and reciprocating lift showed the most significant product line revenue advances in the quarter, with PCP revenues more than doubling in the first quarter from the first quarter of 1999. A combination of the higher volumes, improving pricing and a lower cost structure resulted in an increase in operating income to $8.3 million from an operating loss of $0.8 million in the first quarter of 1999. EBITDA also increased 255 percent to $14.2 million from $4.0 million in the first quarter of 1999.


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First Quarter 2000 Earnings
Page 3

WEATHERFORD GLOBAL COMPRESSION SERVICES
---------------------------------------
The Compression Services division reported revenues of $60.0 million for the quarter compared to $42.6 million for the first quarter of 1999. Operating income declined to $2.2 million in the quarter from $5.0 million the first quarter of 1999. EBITDAR (earnings before interest, taxes, depreciation, amortization and rental expenses) was up to $16.1 million compared to $14.2 million for the first quarter of 1999. The decline in operating income for the quarter was primarily attributable to higher costs related to the reorganization of the division during the quarter, lower average margins due to product mix and $4.7 million in increased lease and depreciation costs. The Company is currently in the process of reducing the cost structure in this division and focusing its operations on higher margin sales.

DISCONTINUED OPERATIONS
-----------------------
Discontinued operations include the results of Grant Prideco, formerly Weatherford's Drilling Products division, which was spun off to shareholders on April 14, 2000 (NYSE: GRP). The loss from discontinued operations includes approximately $1 million, net of taxes and additional spin-off costs.

Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs approximately 10,000 people worldwide.

                                      # # #

Contact:

Don Galletly               (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Weatherford's products. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.
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                         WEATHERFORD INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In 000's, Except Per Share Amounts)



                                                     Three Months Ende
                                                          March 31,
                                                   ----------------------
                                                      2000         1999
                                                   ---------    ---------
Net Revenues:
     Drilling and Intervention Services            $ 187,529    $ 142,634
     Completion Systems                               47,621       22,653
     Artificial Lift Systems                         100,217       57,471
     Compression Services                             60,015       42,583
                                                   ---------    ---------
                                                     395,382      265,341
                                                   ---------    ---------

Operating Income (Loss):
     Drilling and Intervention Services               30,844       22,172
     Completion Systems                               (5,115)      (5,142)
     Artificial Lift Systems                           8,298         (844)
     Compression Services                              2,224        5,016
     Corporate Expenses                               (8,578)      (5,572)
                                                   ---------    ---------
                                                      27,673       15,630
                                                   ---------    ---------

Other Expense:
     Other, Net                                        1,587          569
     Interest Expense                                (13,022)     (10,000)
                                                   ---------    ---------
Income Before Income Taxes                            16,238        6,199
Provision for Income Taxes                            (5,682)      (1,699)
                                                   ---------    ---------
Income Before Minority Interest                       10,556        4,500
Minority Interest Expense, Net of Taxes                 (563)        (738)
                                                   ---------    ---------
Net Income from Continuing Operations                  9,993        3,762
Loss from Discontinued Operations, Net of Taxes       (3,458)      (1,224)
                                                   ---------    ---------
Net Income                                         $   6,535    $   2,538
                                                   =========    =========


Basic Earnings Per Share:
     Income from Continuing Operations             $    0.09    $    0.04
     Loss from Discontinued Operations                 (0.03)       (0.01)
                                                   ---------    ---------
     Net Income Per Share                          $    0.06    $    0.03
                                                   =========    =========
     Basic Weighted Average Shares Outstanding       108,752       97,315
                                                   =========    =========

Diluted Earnings Per Share:
     Income from Continuing Operations             $    0.09    $    0.04
     Loss from Discontinued Operations                 (0.03)       (0.01)
                                                   ---------    ---------
     Net Income Per Share                          $    0.06    $    0.03
                                                   =========    =========
     Diluted Weighted Average Shares Outstanding     111,318       98,007
                                                   =========    =========


Depreciation and Amortization:
     Drilling and Intervention Services            $  26,009    $  23,856
     Completion Systems                                6,451        2,427
     Artificial Lift Systems                           5,874        4,835
     Compression Services                              9,329        7,568
     Corporate                                           751          363
                                                   ---------    ---------
                                                   $  48,414    $  39,049
                                                   =========    =========